Exhibit 99.1

CERTIFICATE OF DESIGNATION

OF

RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES C CONVERTIBLE PREFERRED STOCK

MEDIFIRST SOLUTIONS, INC.

WHEREAS, the Articles of Incorporation of the Corporation provide for a class of shares known as Preferred Stock, issuable from time to time;

WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such Series and to determine the designation thereof, or any of them;

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges and restrictions relating to the Series C Convertible Preferred Stock and the number of shares constituting and the designation of the series;

NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions of the Preferred Stock as follows:

1. Designation of Series. The designation of this series of Preferred Stock is “Series C Convertible Preferred Stock” (“Series C Preferred”) and each share of Series C Preferred shall have a par value equal to $0.0001 and a stated value equal to $100.00 (“Stated Value”).

2. Number of Shares. The number of shares constituting the series of Series C Preferred is 5,000 shares.

3. Dividend Preference. The holders of shares of Series C Preferred will not be entitled to receive dividends.

4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Series C Preferred shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking senior to the Series C Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking junior to the Series C Preferred, as to the distribution of assets, by reason of their ownership of such stock, an amount equal to the Stated Value per share of Series C Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Preference Amount”). In the event the funds or assets legally available for distribution to the holders of shares of Series C Preferred are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Series C Preferred pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Series C Preferred of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock.

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5. Voting Rights. The holders of shares of Series C Preferred shall have full voting rights and powers, and, except as may be otherwise provided by law, shall vote together with all other classes and series of the stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of shares of Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series C Preferred held by such holder could be converted on the record date for the vote which is being taken. Fractional votes shall not, however, be permitted and, with respect to each holder of Series C Preferred, any fractional voting rights resulting from the above (after aggregating all shares of Common Stock into which shares of Series C Preferred held by a holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Conversion Rights. Subject to the Ownership Limitation, the holders of the Series B Convertible Preferred Stock have the right to convert the same into Common Stock of the Corporation at the ratio of one (1) share of Series C Preferred for twenty-five-thousand (25,000) shares of Common Stock. Each holder of Series C Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or its transfer agent, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series C Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Notwithstanding anything to the contrary in the foregoing, a holder of shares of the Series C Preferred may not exercise the Conversion Rights until the expiration of sixty (60) days from the date such shares have been issued to such holder. For purposes of this section, “Ownership Limitation” shall mean, upon any conversion of Series C Preferred contemplated by this Section 6, the limitation on the beneficial ownership of Common Stock by the holder such that the number of shares of Common Stock beneficially owned by the holder shall not exceed 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of such Series C Preferred shares or of other derivative securities issuable upon conversion of such Series C Preferred shares.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

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8. No Fractional Shares. No fractional shares of Common Stock or other securities of the Corporation or scrip representing fractional shares shall be issued upon any conversion of shares of Series C Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or other securities of the Corporation as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option

9. Amendments. None of the terms of the Series C Preferred set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred, voting together as a single class.

The above resolution was adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of Medifirst Solutions, Inc., on the 12th day of October, 2018, and the statements contained herein are affirmed as true under penalty of perjury.

MEDIFIRST SOLUTIONS, INC.

/s/ Bruce Schoengood
Bruce Schoengood
CEO and Director

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